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                                                                      EXHIBIT 12



                              Computation of Ratios


Net Income Per Share                                     =   Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                                 =   Dividends Paid/Average Common Shares Outstanding

Book Value Per Share                                     =   Total Shareholders' Equity/Average Common Shares
                                                              Outstanding

Return on Average Assets                                 =   Net Income/Average Assets

Return on Average Shareholders' Equity                   =   Net Income/Average Shareholders' Equity

Net Interest Margin                                      =   Net Interest Income/Average Earning Assets


Efficiency Ratio                                         =   Noninterest Expense/(Net Interest Income Plus
                                                              Noninterest Income)

Loans to Deposits                                        =   Net Loans/Average Deposits Outstanding

Dividend Payout                                          =   Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets           =   Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                     =   Shareholders' Equity - Intangible Assets -
                                                              Securities Mark-to-market Capital Reserve
                                                              (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                      =   Tier I Capital Plus Allowance for Loan
                                                              Losses/Risk Adjusted Assets

Tier I Leverage Ratio                                    =   Tier I Capital/Average Assets

Net Charge-offs to Average Loans                         =   (Gross Charge-offs Less Recoveries)/ Average Net Loans

Non-performing Loans to Total Loans                      =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                              Greater)/Gross Loans Net of Unearned Interest)

Non-performing Assets to Total Loans Plus OREO           =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                              Greater Plus OREO)/Total Loans +OREO

Allowance for Loan Losses to Total Loans                 =   Allowance for Loan Losses/(Gross Loans Net of
                                                             Unearned Interest

Allowance for Loan Losses to Non-performing Assets       =   Allowance for Loan Losses/(Nonaccrual Loans Plus
                                                             Loans Past Due 90 days or Greater Plus OREO)

Allowance for Loan Losses to Non-performing              =   Allowance for Loan Losses/(Nonaccrual Loans Performing
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